Exhibit 99.1

HireRight to be Acquired by General Atlantic and Stone Point Capital

Stockholders to Receive $14.35 Per Share in Cash

NASHVILLE, Tenn. February 16, 2024 – HireRight Holdings Corporation (NYSE: HRT) (“HireRight” or the “Company”), a leading provider of global background screening services and workforce solutions, today announced that it has entered into a definitive agreement to be acquired by investment funds affiliated with General Atlantic, L.P. (“General Atlantic”) and Stone Point Capital LLC (“Stone Point” and together with General Atlantic, the “Sponsors”). The Sponsors are currently the beneficial owners of approximately 75% of the Company’s outstanding shares of common stock. Under the terms of the agreement, the Sponsors will acquire all of the outstanding shares they do not already own for $14.35 per share in cash, which implies a total enterprise value of approximately $1.65 billion.

The purchase price represents a premium of approximately 47% over HireRight’s 30-day volume weighted average price per share as of November 17, 2023, the last trading day prior to when the Sponsors indicated that they had agreed to work together regarding a potential strategic transaction involving the Company, and an approximate 43% premium to the Company’s closing stock price on the same date.

As previously announced, HireRight’s Board of Directors formed a Special Committee (the “Special Committee”), comprised solely of independent directors and advised by its own independent legal and financial advisors, to evaluate the proposal from the Sponsors as well as other alternative proposals or other strategic alternatives. The Special Committee determined that this transaction is advisable, fair to and in the best interests of HireRight and its stockholders that are not affiliated with the Sponsors. The Special Committee unanimously recommended that the Board approve the transaction, and acting upon the recommendation of the Special Committee, the Board approved the transaction.

Guy Abramo, President and Chief Executive Officer of HireRight, said, “We are pleased to have reached this agreement with General Atlantic and Stone Point, which delivers a significant and immediate cash premium to HireRight’s unaffiliated stockholders.”

The transaction is expected to close in mid-2024, subject to approval by stockholders of a majority of the shares not owned by the Sponsors, receipt of regulatory approvals, including receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions.

Advisors

Centerview Partners LLC is serving as financial advisor to the Special Committee and Davis Polk & Wardwell LLP is serving as the Special Committee’s outside legal advisor.

Goldman Sachs & Co. LLC and RBC Capital Markets, LLC are serving as financial advisors to the Sponsors. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Sponsors and Simpson Thacher & Bartlett LLP is serving as legal counsel to Stone Point.

About HireRight

HireRight is a leading global provider of technology-driven workforce risk management and compliance solutions. We provide comprehensive background screening, verification, identification, monitoring, and drug and health screening services for approximately 37,000 customers across the globe. We offer our services via a unified global software and data platform that tightly integrates into our customers’ human capital management systems enabling highly effective and efficient workflows for workforce hiring, onboarding, and monitoring. In 2022, we screened over 24 million job applicants, employees and contractors for our customers and processed over 107 million screens. For more information, visit www.HireRight.com.

About General Atlantic

General Atlantic is a leading global growth investor with more than four decades of experience providing capital and strategic support for over 500 growth companies throughout its history. Established in 1980 to partner with visionary entrepreneurs and deliver lasting impact, the firm combines a collaborative global approach, sector specific expertise, a long-term investment horizon and a deep understanding of growth drivers to partner with great entrepreneurs and management teams to scale innovative businesses around the world. General Atlantic has approximately $83 billion in assets under management inclusive of all products as of December 31, 2023, and more than 280 investment professionals based in New York, Amsterdam, Beijing, Hong Kong, Jakarta, London, Mexico City, Miami, Mumbai, Munich, San Francisco, São Paulo, Shanghai, Singapore, Stamford and Tel Aviv. For more information on General Atlantic, please visit: www.generalatlantic.com.

About Stone Point

Stone Point is an alternative investment firm based in Greenwich, CT, with more than $50 billion of assets under management. Stone Point targets investments in companies in the global financial services industry and related sectors. The firm invests in alternative asset classes, including private equity through its flagship Trident Funds and credit through commingled funds and separately managed accounts. In addition, Stone Point Capital Markets supports our firm, portfolio companies and other clients by providing dedicated financing solutions. For more information on Stone Point, please visit: www.stonepoint.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the United States Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such statements regarding the transactions contemplated by the Agreement and Plan of Merger among the Company, Hearts Parent, LLC, and Hearts Merger Sub, Inc. (the “Transaction”), including the expected time period to consummate the Transaction, the anticipated benefits (including synergies) of the Transaction and integration and transition plans, opportunities, anticipated future performance, expected share buyback programs and expected dividends. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the possibility that the Company’s stockholders may not approve the Transaction; the risk that the anticipated tax treatment of the Transaction is not obtained; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of the Company’s common stock; the risk that the Transaction and its announcement could have an adverse effect on the parties’ business relationships and business generally, including the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen or unknown liabilities; customer, shareholder, regulatory and other stakeholder approvals and support; the risk of unexpected future capital expenditures; the risk of potential litigation relating to the Transaction that could be instituted against the Company or its directors and/or officers; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the risk of rating agency actions and the Company’s ability to access short- and long-term debt markets on a timely and affordable basis; the risk of various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, security threats and governmental response to them, and technological changes; the risks of labor disputes, changes in labor costs and labor difficulties; and the risks resulting from other effects of industry, market, economic, legal or legislative, political or regulatory conditions outside of the Company’s control. All such factors are difficult to predict and are beyond our control, including those detailed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on the Company’s website at https://www.hireright.com and on the website of the Securities Exchange Commission (the “SEC”) at http://www.sec.gov. The Company’s forward-looking statements are based on assumptions that the Company’s believes to be reasonable but that may not prove to be accurate. Other unpredictable or factors not discussed in this communication could also have material adverse effects on forward-looking statements. The Company does not assume an obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements speak only as of the date they are made.

Additional Information and Where to Find It

In connection with the Transaction, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). The definitive version of the Proxy Statement will be sent to the stockholders of the Company seeking their approval of the Transaction and other related matters. The Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). The Company may also file other documents with the SEC regarding the Transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE THEREIN AND ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE COMPANY, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the Proxy Statement, the Schedule 13E-3 and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Company will be made available free of charge by accessing the Company’s website at https://www.hireright.com or by contacting the Company by submitting a message at investor.relations@hireright.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of the Company and other persons who may be deemed to be participants in the solicitation of stockholders of the Company in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement related to the Transaction, which will be filed with the SEC. Information about the directors and executive officers of the Company and their ownership of the Company common stock is also set forth in the Company’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 14, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000114036123018387/ny20007594x1_def14a.htm. Information about the directors and executive officers of the Company, their ownership of the Company common stock, and the Company’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 10, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000185928523000034/hrt-20221231.htm), and in the sections entitled “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” included in the Company’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 14, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1859285/000114036123018387/ny20007594x1_def14a.htm. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Transaction will be included in the Proxy Statement, the Schedule 13E-3 and other relevant materials to be filed with the SEC when they become available These documents can be obtained free of charge from the SEC’s website at www.sec.gov.

Contacts

HireRight Investors

Investor.Relations@HireRight.com

HireRight Media:

Media.Relations@HireRight.com

Or

Jim Golden / Tali Epstein

Collected Strategies

HRT-CS@collectedstrategies.com

General Atlantic:

Emily Japlon / Sara Widmann

media@generalatlantic.com

Stone Point:

Mary Manin

mmanin@stonepoint.com